EXHIBIT 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT
April 26, 2023
To the Board of Directors and Shareholders of
The Boeing Company
Arlington, Virginia
We are aware that our report dated April 26, 2023, on our review of the interim financial information of The Boeing Company and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, is incorporated by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, 333-195777, 333-228097, 333-252770, and 333-268762 on Form S-8 and Registration Statement Nos. 333-240300, 333-249827, and 333-250000 on Form S-3.

/s/ Deloitte & Touche LLP

Chicago, Illinois